Exhibit 99.1

NEWS RELEASE

Investor Contact: Scott W. Dudley Jr. 314-342-0878 Scott.Dudley@TheLacledeGroup.com	Media Contact: Jessica B. Willingham 314-342-3300 Jessica.Willingham@TheLacledeGroup.com

FOR IMMEDIATE RELEASE

The Laclede Group Reports First Quarter Results
Delivers Solid Q1 Earnings; Reaffirms Annual Earnings Guidance

ST. LOUIS (February 3, 2016) - The Laclede Group, Inc. (NYSE: LG) (“Company” or “Laclede”) today reported operating results for its fiscal 2016 first quarter ended December 31, 2015. Highlights include:

•	Net economic earnings* of $1.04 per diluted share, with comparable GAAP earnings of $1.08 per share

•	Gas Utility earnings essentially equal to prior year despite unseasonably warm weather

•	On target for net economic earnings per share of $3.34 to $3.44 for the full fiscal year
"We are off to a solid start in fiscal 2016 as we continue to transform our company and achieve our strategic objectives, all while maintaining a high level of service to our customers. We are on track with our earnings growth target for the year despite mild weather at the start of the heating season," said Suzanne Sitherwood, president and chief executive officer of The Laclede Group. "One of the pillars of our strategy is to improve the reliability, resiliency and diversity of our gas supply and gain access to lower cost sources. Our first focus has been on opportunities in eastern Missouri. I am pleased to report that we have defined a pipeline project to access economical shale gas from the Marcellus/Utica region," she added.

FIRST QUARTER RESULTS	Three months ended December 31,
	(Millions)		(Per Diluted Share)
	2015	2014	2015	2014
Net Economic Earnings (Loss)* by Segment
Gas Utility	$50.0	$49.8	$1.15	$1.15
Gas Marketing	(0.3)	0.4	—	0.01
Other	(4.6)	(4.5)	(0.11)	(0.10)
Total	$45.1	$45.7	$1.04	$1.06
Acquisition related costs	(0.9)	(0.4)	(0.02)	(0.01)
Fair value adjustments	2.7	1.8	0.06	0.04
Net Income (GAAP)	$46.9	$47.1	$1.08	$1.09

Average Shares Outstanding (Millions)			43.4	43.2
* Non-GAAP, see “Net Economic Earnings and Reconciliation to GAAP.”

Exhibit 99.1

For the three months ended December 31, 2015, the first quarter of its fiscal year, Laclede reported net economic earnings (NEE) of $45.1 million (or $1.04 per diluted share) compared to $45.7 million (or $1.06 per diluted share) a year earlier. Consolidated net income for the first quarter was $46.9 million compared to $47.1 million in the prior year period, reflecting flat earnings from the Gas Utility segment and lower earnings from Gas Marketing. NEE excludes from net income the effect of unrealized gains and losses on energy-related derivatives, as well as the impacts of acquisition, divestiture and restructuring activities which consist largely of expenses associated with the integration of Missouri Gas Energy (MGE) and Alabama Gas Corporation (Alagasco).

Gas Utility
The Gas Utility segment includes the regulated gas distribution operations of our three utilities - Laclede Gas and MGE (collectively the Missouri Utilities) and Alagasco. For the first quarter, the Gas Utility segment posted NEE of $50.0 million compared to $49.8 million a year ago. Segment net income was $49.3 million for the first quarter ended December 31, 2015 compared to $49.6 million in the prior year. Earnings were essentially flat year-over-year, as a $5.7 million decrease in operating margin (non-GAAP; see "Operating Margin and Reconciliation to GAAP") and higher depreciation expense was more than offset by lower operating expenses. The decrease in margin was driven by temperatures in our three service areas that were approximately 32 percent warmer than last year, resulting in lower system sales volumes including from a delay in re-connecting seasonal customers. Partially offsetting the margin decline from weather was a $3.0 million smaller Alagasco rate adjustment under its rate-setting process and a $2.6 million increase in Infrastructure System Replacement Surcharge (ISRS) revenues for the Missouri Utilities. The operating margin shortfall was offset by a $6.0 million reduction in other operating expenses. The decrease in those costs was due to lower employee-related expenses and some favorable impacts of weather. Depreciation and amortization increased by $1.5 million reflecting an increase in utility plant due to investment in infrastructure upgrades.

Gas Marketing
The Gas Marketing segment includes the results of Laclede Energy Resources, which provides natural gas marketing services to the Midwest region. Gas Marketing net economic loss for the first quarter of fiscal 2016 was $0.3 million compared to NEE of $0.4 million in the prior year. Quarterly net income for the segment of $2.3 million was flat compared to $2.2 million a year ago. Gas Marketing NEE is largely driven by opportunities created by price volatility and basis differentials (pricing differences between supply regions) which continue to be limited under current market conditions.

Other
The non-utility operations and corporate costs, on a net economic earnings basis, were $4.6 million in the first quarter of fiscal 2016, comparable to $4.5 million a year ago. A significant portion of these costs are related to interest expense on debt issued to finance the Alagasco acquisition. The net loss was $4.7 million in both periods.

OUTLOOK
As noted in our quarterly results, lower margins related to warmer weather have been offset by operating cost savings, a portion of which, by their nature, are lower with warmer temperatures. Looking toward the remainder of fiscal 2016, the Company reaffirms its NEE per share range of $3.34 to $3.44, representing annual growth of 5 percent to 8 percent. Capital expenditures also remain on track with our previously announced target of $315 million. Our expectations assume the return of normal winter weather for the remainder of the heating season, and do not reflect any impact of new capital projects, including potential supply pipelines.

BALANCE SHEETS AND CASH FLOWS
Laclede maintains a strong capital structure with ample liquidity. At December 31, 2015, Laclede had a balanced long-term capitalization of 50.5 percent equity and 49.5 percent debt representing a 40 basis-point improvement in the equity percentage since fiscal 2015 year end. Short-term borrowings outstanding at December 31, 2015 were $377.1 million compared to $338.0 million at September 31, 2015 (fiscal year end) and $397.5 million at the end of the first quarter of fiscal 2015. These amounts reflect normal seasonal borrowings.
Net cash provided by operating activities was $33.5 million for the three months ended December 31, 2015, compared with net cash used in operating activities of $34.1 million in the prior year. The change was primarily driven by smaller increases in working capital during the quarter, partially offset by a decrease in collections under the Purchased Gas Adjustment (PGA) clause in Missouri.
Capital expenditures for the first quarter of fiscal 2016 increased to $62.4 million from $60.0 million in the prior-year period, reflecting a continued ramp-up in infrastructure upgrades at the Missouri Utilities and Alagasco.
For additional details on Laclede's results for the first quarter of fiscal 2016, please see the accompanying unaudited Consolidated Statements of Income, unaudited Condensed Consolidated Balance Sheets, and unaudited Condensed Consolidated Statements of Cash Flows.

REGULATORY MATTERS
Alagasco
As previously reported, under the rate-setting process in Alabama, Alagasco made its annual Rate Stabilization and Equalization (RSE) filing with the Alabama Public Service Commission (APSC) at the end of October, presenting Alagasco's budget for fiscal 2016 including net income and a calculation of annual return on average common equity (ROE) at 10.8 percent, plus a 5 basis point adder for achieving certain customer satisfaction rankings. The APSC approved a $4.6 million rate reduction effective December 1, 2015.
Missouri Utilities
On February 1, 2016, the Missouri Utilities filed for increases in ISRS revenues totaling $8.6 million, which are subject to review and approval by the Missouri Public Service Commission expected later this spring. The additional amounts, if approved as filed, would bring the annual ISRS run rate to $34.9 million. ISRS allows for more timely regulatory recovery of prudent investments made by gas utilities to improve the integrity, safety and reliability of their distribution systems while reducing maintenance costs.

CONFERENCE CALL AND WEBCAST
Laclede will host a conference call and webcast today to discuss its first quarter financial results. To access the call, please dial the number below approximately 5-10 minutes prior to the start time.

Date and Time:	Wednesday, February 3
8 a.m. CST (9 a.m. EST)

Phone Numbers:	U.S. and Canada:	1-866-652-5200
	International:	1-412-317-6060

The call will also be webcast in a listen-only format for the media and general public. The webcast can be accessed at www.TheLacledeGroup.com under the Investor Services tab.

A replay of the call will be available beginning at 10 a.m. CST (11 a.m. EST) on February 3 and continuing until March 4 by dialing 1-877-344-7529 (U.S.), 1-855-669-9658 (Canada), or 1-412-317-0088 (International). The Replay Access Code is 10078462. A replay of the webcast will be available at www.TheLacledeGroup.com.

ABOUT THE LACLEDE GROUP
The Laclede Group, Inc. (NYSE: LG), headquartered in St. Louis, Missouri, is a public utility holding company whose primary business is the safe and reliable delivery of natural gas service to more than 1.56 million residential, commercial and industrial customers across Missouri and Alabama. Its Gas Utility segment consists of three natural gas utilities: Laclede Gas Company (serving St. Louis and eastern Missouri), Missouri Gas Energy (serving Kansas City and western Missouri) and Alabama Gas Corporation (serving central and northern Alabama, including Birmingham and Montgomery). Laclede's non-utility businesses include Laclede Energy Resources, Inc., providing non-regulated natural gas services, and Spire which provides compressed natural gas (CNG) fueling solutions for transportation fleets. Laclede is committed to transforming its business and pursuing growth by 1) growing its Gas Utility business through prudent infrastructure upgrade investment and organic growth initiatives; 2) acquiring and integrating gas utilities; 3) modernizing its gas supply assets, and 4) investing in innovation and emerging markets. For more information about Laclede and its subsidiaries, visit www.TheLacledeGroup.com.

CAUTIONARY STATEMENTS ON FORWARD-LOOKING INFORMATION AND NON-GAAP MEASURES
This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The Company's future operating results may be affected by various uncertainties and risk factors, many of which are beyond the Company's control, including weather conditions, economic factors, the competitive environment, governmental and regulatory policy and action, and risks associated with the acquisition and integration of MGE and Alagasco. For a more complete description of these uncertainties and risk factors, see the Company's Form 10-K for the fiscal year ended September 30, 2015, filed with the Securities and Exchange Commission (SEC) and the Company's Form 10-Q for the quarter ended December 31, 2015, to be filed with the SEC later today.
This news release includes the non-GAAP financial measures of "net economic earnings," "net economic earnings per share,” and “operating margins." Management also uses these non-GAAP measures internally when evaluating the Company's performance and results of operations. Net economic earnings exclude from net income the after-tax impacts of fair value accounting and timing adjustments associated with energy-related transactions. These adjustments, which primarily impact the Gas Marketing segment, include net unrealized gains and losses on energy-related derivatives resulting from the current changes in the fair value of financial and physical transactions prior to their completion and settlement, lower of cost or market inventory adjustments, and realized gains and losses on economic hedges prior to the sale of the physical commodity. In calculating net economic earnings, management also excludes from net income the after-tax impacts related to acquisition, divestiture, and restructuring activities, including one-time costs related to the integration of MGE and Alagasco. Management believes that excluding these items provides a useful representation of the economic impact of actual settled transactions and overall results of ongoing operations. Operating margin adjusts operating income to include only those costs that are directly passed on to customers and collected through revenues, which are the wholesale cost of natural gas and propane and gross receipts taxes. These internal non-GAAP operating metrics should not be considered as an alternative to, or more meaningful than, GAAP measures such as operating income or net income.

CONSOLIDATED STATEMENTS OF INCOME — UNAUDITED
THE LACLEDE GROUP, INC.
(In Millions, except per share amounts)

	Three months ended December 31,
	2015	2014

OPERATING REVENUES:
Gas Utility	$398.8	$581.4
Gas Marketing and Other	0.6	38.2
Total Operating Revenues	399.4	619.6
OPERATING EXPENSES:
Gas Utility
Natural and propane gas	148.5	304.3
Other operation and maintenance expenses	91.6	97.1
Depreciation and amortization	33.5	32.0
Taxes, other than income taxes	28.2	38.0
Total Gas Utility Operating Expenses	301.8	471.4
Gas Marketing and Other	10.6	60.9
Total Operating Expenses	312.4	532.3
Operating Income	87.0	87.3
Other Income	1.4	1.4
Interest Charges:
Interest on long-term debt	16.9	17.2
Other interest charges	2.1	2.0
Total Interest Charges	19.0	19.2
Income Before Income Taxes	69.4	69.5
Income Tax Expense	22.5	22.4
Net Income	$46.9	$47.1

Weighted Average Number of Common Shares Outstanding:
Basic	43.2	43.1
Diluted	43.4	43.2

Basic Earnings Per Share of Common Stock	$1.08	$1.09
Diluted Earnings Per Share of Common Stock	$1.08	$1.09
Dividends Declared Per Share of Common Stock	$0.49	$0.46

CONDENSED CONSOLIDATED BALANCE SHEETS — UNAUDITED
THE LACLEDE GROUP, INC.
(In Millions)

	December 31,	September 30,	December 31,
	2015	2015	2014
ASSETS
Utility Plant	$4,220.6	$4,234.5	$3,979.7
Less: Accumulated depreciation and amortization	1,267.3	1,307.0	1,195.3
Net Utility Plant	2,953.3	2,927.5	2,784.4
Non-utility Property	13.9	13.7	9.5
Goodwill	946.0	946.0	937.8
Other Investments	60.8	59.9	60.9
Total Other Property and Investments	1,020.7	1,019.6	1,008.2

Current Assets:
Cash and cash equivalents	4.6	13.8	13.4
Accounts receivable (net of allowance for doubtful accounts)	297.5	210.6	420.0
Delayed customer billings	8.7	2.6	14.6
Inventories	203.5	215.4	245.5
Other	121.7	87.7	122.6
Total Current Assets	636.0	530.1	816.1

Regulatory assets and other deferred charges	801.4	813.0	679.8
Total Assets	$5,411.4	$5,290.2	$5,288.5

CAPITALIZATION AND LIABILITIES
Capitalization:
Common stock and paid-in capital	$1,082.1	$1,081.4	$1,074.3
Retained earnings	519.9	494.2	464.6
Accumulated other comprehensive loss	(1.7)	(2.0)	(5.4)
Total Common Stock Equity	1,600.3	1,573.6	1,533.5
Long-term debt	1,851.5	1,771.5	1,736.3
Total Capitalization	3,451.8	3,345.1	3,269.8

Current Liabilities:
Current portion of long-term debt	—	80.0	114.7
Notes payable	377.1	338.0	397.5
Accounts payable	159.5	146.5	221.1
Advance customer billings	59.3	44.3	30.9
Accrued liabilities and other	251.6	245.0	318.1
Total Current Liabilities	847.5	853.8	1,082.3

Deferred Credits and Other Liabilities:
Deferred income taxes	495.3	482.1	394.6
Pension and postretirement benefit costs	250.7	253.4	241.7
Asset retirement obligations	161.0	159.2	100.3
Regulatory liabilities	129.1	119.3	122.9
Other	76.0	77.3	76.9
Total Deferred Credits and Other Liabilities	1,112.1	1,091.3	936.4
Total Capitalization and Liabilities	$5,411.4	$5,290.2	$5,288.5

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS — UNAUDITED
THE LACLEDE GROUP, INC.
(In Millions)

	Three months ended December 31,
	2015	2014
Operating Activities:
Net Income	$46.9	$47.1
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation, amortization, and accretion	33.7	32.3
Deferred income taxes and investment tax credits	22.4	13.3
Other	0.9	0.6
Changes in assets and liabilities	(70.4)	(127.4)
Net cash provided by (used in) operating activities	33.5	(34.1)

Investing Activities:
Capital expenditures	(62.4)	(60.0)
Other investments	(0.4)	(0.6)
Net cash used in investing activities	(62.8)	(60.6)

Financing Activities:
Repayment of long-term debt	(80.0)	—
Issuance of long-term debt	80.0	—
Issuance of short-term debt - net	39.1	110.4
Issuance of common stock	1.1	1.7
Dividends paid	(19.9)	(19.0)
Other	(0.2)	(1.1)
Net cash provided by financing activities	20.1	92.0

Net Decrease in Cash and Cash Equivalents	(9.2)	(2.7)
Cash and Cash Equivalents at Beginning of Period	13.8	16.1
Cash and Cash Equivalents at End of Period	$4.6	$13.4

NET ECONOMIC EARNINGS AND RECONCILIATION TO GAAP

(In Millions, except per share amounts)	Gas Utility	Gas Marketing	Other	Total	Per Share Amounts (2)
Three Months Ended December 31, 2015
Net Income (Loss) (GAAP)	$49.3	$2.3	$(4.7)	$46.9	$1.08
Unrealized gain on energy-related derivatives (1)	(0.1)	(2.9)	—	(3.0)	(0.07)
Lower of cost or market inventory adjustments (1)	—	0.3	—	0.3	0.01
Acquisition, divestiture and restructuring activities (1)	0.8	—	0.1	0.9	0.02
Net Economic Earnings (Loss) (Non-GAAP)	$50.0	$(0.3)	$(4.6)	$45.1	$1.04
Diluted EPS (GAAP)	$1.14	$0.05	$(0.11)	$1.08
Net Economic EPS (Non-GAAP) (2)	$1.15	$—	$(0.11)	$1.04

Three Months Ended December 31, 2014
Net Income (Loss) (GAAP)	$49.6	$2.2	$(4.7)	$47.1	$1.09
Unrealized gain on energy-related derivatives (1)	—	(3.0)	—	(3.0)	(0.07)
Lower of cost or market inventory adjustments (1)	—	1.2	—	1.2	0.03
Acquisition, divestiture and restructuring activities (1)	0.2	—	0.2	0.4	0.01
Net Economic Earnings (Loss) (Non-GAAP)	$49.8	$0.4	$(4.5)	$45.7	$1.06
Diluted EPS (GAAP)	$1.15	$0.05	$(0.11)	$1.09
Net Economic EPS (Non-GAAP) (2)	$1.15	$0.01	$(0.10)	$1.06
(1) Amounts presented net of income taxes. Income taxes are calculated by applying federal, state, and local income tax rates applicable to ordinary income to the amounts of the pre-tax reconciling items.
(2) Net economic earnings per share (EPS) is calculated by replacing consolidated net income (loss) with consolidated net economic earnings (loss) in the GAAP diluted EPS calculation.
Note: EPS amounts by segment represent contributions to The Laclede Group’s consolidated EPS.

OPERATING MARGIN AND RECONCILIATION TO GAAP

(In Millions)	Gas Utility	Gas Marketing	Other	Eliminations	Consolidated
Three Months Ended December 31, 2015
Operating revenues	$399.5	$12.8	$0.8	$(13.7)	$399.4
Natural and propane gas expense	161.9	7.4	—	(13.4)	155.9
Gross receipts tax expense	17.5	—	—	—	17.5
Operating margin (non-GAAP)	220.1	5.4	0.8	(0.3)	226.0
Depreciation and amortization	33.5	—	0.2	—	33.7
Other operating expenses	102.6	1.6	1.4	(0.3)	105.3
Operating income (loss) (GAAP)	$84.0	$3.8	$(0.8)	$—	$87.0

Three Months Ended December 31, 2014
Operating revenues	$582.4	$62.2	$0.9	$(25.9)	$619.6
Natural and propane gas expense	329.8	57.1	0.2	(25.7)	361.4
Gross receipts tax expense	26.8	—	—	—	26.8
Operating margin (non-GAAP)	225.8	5.1	0.7	(0.2)	231.4
Depreciation and amortization	32.0	0.1	0.2	—	32.3
Other operating expenses	108.6	1.4	2.0	(0.2)	111.8
Operating income (loss) (GAAP)	$85.2	$3.6	$(1.5)	$—	$87.3